UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934
Date of Report (Date of earliest event reported): August 14, 2006
WILD OATS MARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-21577 (Commission File Number)	84-1100630 (I.R.S. Employer Identification Number)
3375 Mitchell Lane
Boulder, Colorado 80301
(Address of principal executive offices, including zip code)
(303) 440-5220
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 14, 2006, Wild Oats Markets, Inc., a Delaware corporation (the “Company”), and Perry D. Odak entered into an amendment (the “Sixth Amendment”) to Mr. Odak’s employment agreement (together with earlier amendments referred to as the “Employment Agreement”). The Sixth Amendment was entered into to facilitate the entry into a new employment agreement between the Company and Mr. Odak by extending the period during which a notice of non-renewal could be given under the existing Employment Agreement.
The Company and Mr. Odak intend to negotiate the terms of an employment agreement. Prior to the effectiveness of the Sixth Amendment, the Employment Agreement stated that it would continue on a year-to-year basis unless the Company otherwise notified Mr. Odak in writing not later than August 15, 2006, in the case of the current employment year, or nine months prior to the end of any other applicable year. The Sixth Amendment provides that, with respect to the year ending March 19, 2007, the Company must provide Mr. Odak with any notice of non-renewal of the Employment Agreement not later than October 16, 2006 (the period between August 15, 2006 and October 16, 2006 being referred to as the “Extended Notice Period”). The deadline for notice of non-renewal of the Employment Agreement for all years after March 19, 2007 remains unchanged. The Amendment also provides that Mr. Odak may terminate his employment with the Company for Good Reason (as defined in the Employment Agreement) if (a) the Company, in bad faith, fails to engage in negotiations regarding a new employment agreement or modifications to the Employment Agreement during the Extended Notice Period or (b) during the Extended Notice Period, the Company provides Mr. Odak with a notice of non-renewal of the Employment Agreement prior to October 13, 2006.
A copy of the Amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
Exhibit 10.1	Sixth Amendment to Employment Agreement between Wild Oats Markets, Inc. and Perry D. Odak, dated August 14, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Wild Oats Markets, Inc. (Registrant)
	By:	/s/ Freya R. Brier
Freya R. Brier
Date: August 15, 2006		Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Sixth Amendment to Employment Agreement between Wild Oats Markets, Inc. and Perry D. Odak, dated August 14, 2006.